Exhibit 10.1

February 9, 2006

Peter L. Lynch

Chief Executive Officer

Winn-Dixie Stores, Inc.

5050 Edgewood Court

Jacksonville, Florida 32254-3699

Re:	2006 Retention Bonus

Dear Peter:

I am pleased to have this opportunity to thank you for your continued efforts on behalf of Winn-Dixie Stores, Inc. (the “Company”). The purpose of this letter agreement is to set forth the terms and conditions under which the Company will provide a retention incentive to you that is designed to further ensure your continued service to the Company at least through August 31, 2006 (the “Retention Incentive”).

Subject to (a) your countersigning and returning this letter, (b) the United States Bankruptcy Court for the Middle District of Florida (the “Court”) entering an order authorizing payment of the Retention Incentive and the terms of such an order, and (c) the terms and conditions described below, the Company agrees to pay you a Retention Incentive of $1.15 million net of any taxes that must be withheld pursuant to applicable law for the purpose of assuring your continued service through August 31, 2006. The Retention Incentive will be paid to you as soon as is practicable (but in any event within five (5) days) following the date upon which the Court enters an order approving payment of the Retention Incentive.

The Retention Incentive will not be subject to forfeiture unless your employment with the Company is terminated on or before August 31, 2006, either by the Company with “Cause” or by you without “Good Reason” and other than for “Disability,” (in each case, within the meaning of our Employment Agreement dated December 9, 2004, as it may be amended (the “Employment Agreement”)). Should your employment with the Company be terminated on or before August 31, 2006, under either of the circumstances described in the preceding sentence, you must repay the Retention Incentive to the Company, without interest, as soon as is practicable (but in any event within five (5) days) after the date of such termination in employment.

Given the unique nature of the Retention Incentive, except as otherwise required by law, the Retention Incentive will not be taken into account in determining benefits under any Company benefit plan, program, or agreement in which you participate or are covered. Of course, notwithstanding the preceding sentence, the Retention Incentive shall not be to any extent in lieu of payments or benefits to which you are or may become entitled pursuant to the Employment Agreement, and neither the payment of the Retention Incentive nor the terms of this letter agreement should be construed to give you any right to be retained in the employment of the Company beyond those expressly set forth in the Employment Agreement. This letter agreement shall be binding upon our respective heirs, executors, administrators and successors, but our respective rights and obligations hereunder shall not otherwise be transferable or assignable.

If you agree that this letter agreement sets forth our mutual understanding with regard to the subject matter hereof, please sign two copies of this letter agreement where indicated below and return one executed copy to me. Of course, if you have any questions regarding the matters covered by this letter agreement, please contact me directly to discuss them.

Peter, I want to thank you again personally for all of your efforts on behalf of the Company. It has been a pleasure working with you, and I look forward to a long relationship.

WIIN-DIXIE STORES, INC.

By:
H. Jay Skelton
Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED

Peter L. Lynch

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